Exhibit 99.1

Solazyme Reports Second Quarter 2014 Results

South San Francisco, CA – July 30, 2014 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today results for the second quarter ended June 30, 2014.

“Solazyme made important progress in the second quarter on its commercialization path,” said Jonathan Wolfson, CEO of Solazyme. “We are now manufacturing product in three facilities on two continents. We are shipping multiple oils and have increased production volumes out of our Clinton/Galva, Iowa operations, and we have begun production and shipment from the Solazyme Bunge Renewable Oils plant in Brazil. We are also building commercial momentum, including an expanded multi-year agreement with AkzoNobel involving funded joint development and targeting up to 10,000 MT of oil per year. In food ingredients, we launched our AlgaVia™ brand and won the highly prestigious IFT Food Expo innovation award. We have more work ahead as we progress on our production ramps and continue to build our commercial pipeline, but I believe we have the products, the plants, the capital and the team to execute moving forward.”

Financial Results

Total revenue for the second quarter of 2014 was $15.9 million compared with $11.2 million in the second quarter of 2013, an increase of 43%. Second quarter GAAP net loss was $42.9 million, which compares with net loss of $25.8 million in the prior year period. On a non-GAAP basis, the net loss was $32.9 million for the second quarter of 2014, compared with net loss of $17.4 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

“We are continuing to drive fiscal discipline and balance sheet management as we ramp our capacity and focus on delivering products to our customers,” said Tyler Painter, CFO and COO of Solazyme. “We achieved a number of milestones this quarter and continue to strengthen our sales and market application efforts across our targeted markets.”

Recent Business Highlights

•	Commercial Production Begins at Moema Facility. In late May 2014, Solazyme’s joint venture with Bunge Global Innovation LLC successfully produced its first commercially saleable products at the Solazyme Bunge Renewable Oils plant in Brazil and has subsequently begun shipping. Both oil and encapsulated lubricant, Encapso™, products have been manufactured using full-scale production lines that include the 625,000L fermentation tanks.

•	Clinton/Galva production progressing. Solazyme shipped additional commercial products, expanded its customer base and increased total output by >40% from Q1 2014 to Q2 2014.

•	AkzoNobel expanded multi-year agreement with supply terms targeting 10,000 MT annually and funded joint-development. The expansion provides for funded product development, as well as key terms for a multi-year supply agreement targeting annual supply of up to 10,000 MT of renewable Tailored™ algal oils. The parties expect that Solazyme’s algal oil for the new proprietary surfactant contemplated under the joint development agreement and supply terms would be able to replace both petroleum- and palm oil-derived chemicals.

•	AlgaVia™ brand launched at the International Food Technology (IFT) Food Expo, Solazyme’s High Stability High Oleic oil won a prestigious 2014 IFT Innovation Award, and Solazyme added key food ingredient customer, and distribution agreements. Solazyme secured an important new AlgaVia™ Whole Algal Flour customer, and also signed agreements with two of the top North American food ingredient distributors to meet demand in the US and Mexico.

•	Signed agreement with a leading North American oleochemicals company to commercialize microalgae-derived oleic acids. The agreement is to commercialize kosher certified high oleic algal oils for the oleic fatty acid market. The SoleumTM base oils offer performance, safety and sustainability.

Conference Call

Solazyme will hold a conference call for investors on July 30, 2014 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 69697417 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into four target markets: (1) fuels and chemicals, (2) nutrition, (3) oil field services and (4) consumer products.

Solazyme®, Encapso™, and the Solazyme logo are trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Basic Net-Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization and production plans; the commissioning of equipment and the ramping up of facilities; meeting commercialization and technology targets; successful product trials and market acceptance of its products; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to sell its products at a profit; delays related to construction, start-up and ramp-up of production facilities; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Research and development programs	$6,917	$6,260	$11,960	$8,940
Product revenues	9,022	4,915	16,370	8,915

Total revenues	15,939	11,175	28,330	17,855
Costs and operating expenses (1)
Cost of product revenue	4,470	1,496	7,860	2,950
Research and development	22,064	14,915	42,899	28,635
Sales, general and administrative	21,637	15,436	42,244	30,302

Total costs and operating expenses	48,171	31,847	93,003	61,887

Loss from operations	(32,232)	(20,672)	(64,673)	(44,032)
Other income (expense) (2)
Interest and other income (expense), net	(4,662)	(1,439)	(5,774)	(2,962)
Loss from equity method investments	(4,278)	(2,222)	(8,112)	(3,181)
(Loss) gain from change in fair value of warrant liability	—	(679)	688	(625)
(Loss) gain from change in fair value of derivative liabilities	(1,745)	(813)	273	(1,550)

Total other income (expense)	(10,685)	(5,153)	(12,925)	(8,318)

Net loss	$(42,917)	$(25,825)	$(77,598)	$(52,350)

Net loss per share, basic and diluted	$(0.56)	$(0.42)	$(1.07)	$(0.85)

Weighted average number of common shares used in loss per share computation, basic and diluted	75,963	61,958	72,607	61,751

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP BASIC NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss	$(42,917)	$(25,825)	$(77,598)	$(52,350)
Loss (gain) from change in fair value of warrant liability	—	679	(688)	625
Loss (gain) from change in fair value of derivative liabilities	1,745	813	(273)	1,550
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	1,910	1,478	3,730	2,567
Sales, general and administrative	3,886	3,738	8,675	6,654

Total stock-based compensation expense	5,796	5,216	12,405	9,221
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	736	410	986	745
Debt conversion expense	1,766	—	1,766	—
Dissolution of the Solazyme Roquette JV	—	1,347	—	1,347

Net loss (non-GAAP)	$(32,874)	$(17,360)	$(63,402)	$(38,862)

Basic and diluted loss per share (GAAP)	$(0.56)	$(0.42)	$(1.07)	$(0.85)
Loss (gain) from change in fair value of warrant liability	—	0.01	(0.01)	0.01
Loss (gain) loss from change in fair value of derivative liabilities	0.02	0.02	—	0.03
Stock-based compensation expense	0.08	0.08	0.17	0.15
Amortization of debt discount and issuance costs	0.01	0.01	0.01	0.01
Debt conversion expense	0.02	—	0.03	—
Dissolution of the Solazyme Roquette JV	—	0.02	—	0.02

Net loss per share (non-GAAP)	$(0.43)	$(0.28)	$(0.87)	$(0.63)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash, cash equivalents and marketable securities	$285,166	$167,521
Other current assets	35,610	24,296

Total current assets	320,776	191,817
Property, plant and equipment - net	38,715	40,089
Other assets	44,281	26,799

Total assets	$403,772	$258,705

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$38	$65
Other current liabilities	30,438	25,229

Total current liabilities	30,476	25,294
Other liabilities	818	1,006
Long-term debt	206,741	93,457

Total liabilities	238,035	119,757

Total stockholders’ equity	165,737	138,948

Total liabilities and stockholders’ equity	$403,772	$258,705